Exhibit 99.2

GOLDEN ENTERTAINMENT COMPLETES SALE OF NEVADA DISTRIBUTED GAMING OPERATIONS

LAS VEGAS – January 10, 2024 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden Entertainment” or the “Company”) announced today that it completed the previously disclosed sale of its distributed gaming operations in Nevada (“Nevada Distributed Gaming Operations”) to an affiliate of J&J Ventures Gaming, LLC (“J&J Gaming”). Pursuant to the terms of the purchase agreement entered into among Golden Entertainment, J&J Gaming and the other parties thereto, J&J Gaming acquired Golden Entertainment’s Nevada Distributed Gaming Operations for cash consideration of approximately $213.5 million, subject to customary working capital and other adjustments, plus purchased cash (comprised of cash and cash equivalents related to such operations at the time of closing) of approximately $37.5 million. The Company previously completed the sale of its distributed gaming operations in Montana to an affiliate of J&J Gaming on September 13, 2023.
Latham & Watkins LLP acted as a legal counsel to Golden Entertainment in connection with this transaction.
About Golden Entertainment
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino and branded tavern operations. Golden Entertainment operates nearly 5,600 slots, over 100 table games, and over 6,000 hotel rooms. Golden Entertainment owns eight casinos and 69 gaming taverns in Nevada. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com